Exhibit 99.1

For Further Information:

At Sports Properties Acquisition Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein	Harry Zlokower
(212) 328-2100	Dave Closs
(212) 447-9292

FOR IMMEDIATE RELEASE

SPORTS PROPERTIES ACQUISITION CORP. ANNOUNCES

SEPARATE TRADING OF COMMON STOCK AND WARRANTS

NEW YORK, N.Y. – January 30, 2008 - Sports Properties Acquisition Corp. (AMEX: HMR.U) (the “Company”), announced today that, commencing on February 5, 2008, the holders of the Company’s units may separately trade the common stock and warrants included in such units. If a holder of shares of common stock and warrants so desires, such holder may elect to combine them together and trade them as a unit. Those units not separated will continue to trade on the American Stock Exchange under the symbol “HMR.U”. The common stock and warrants will be listed on the American Stock Exchange under the symbols “HMR” and “HMR.WS”, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Sports Properties Acquisition Corp.

Sports Properties Acquisition Corp is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses. It plans to target acquisitions in the sports, leisure or entertainment industries.